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                                                                    EXHIBIT 4.73

SUMMARY OF KEY TERMS IN EXCLUSIVE ADVERTISEMENT AGENCY AGREEMENT DATED 26 OCTOBER 2006 BETWEEN YOUTH LEAGUE INTERNET, FILM AND TELEVISION CENTER AND SHANGHAI LINGYU CULTURE COMMUNICATION CO., LTD.

Based on the Cooperation Framework Agreement dated 26 April 2003 between Youth League Internet, Film and Television Center ("YLIFTC") and Qinghai Television Station, YLIFTC agrees to grant the exclusive right to act as an advertisement agency of the Comprehensive News Channel of Qinghai Satellite Television to Shanghai Lingyu Culture Communication Co., Ltd. ("Shanghai Lingyu"). Shanghai Lingyu has right to sublicense the advertisement business operation right to any third party.

Shanghai Lingyu is obliged to pay advertisement business operation right fees, advertisement agency fees and management consultancy fees to YLIFTC in aggregate amount of RMB312.5 million.

Without written approval of the counterpart, any party shall neither use the confidential information for other purposes other than the purpose agreed upon in this agreement nor disclose it to any third party.